Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Serve Robotics Inc. /DE/

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	(1)	Other	3,289,146	$15.68	$51,573,809.30	0.0001381	$7,122.34

Total Offering Amounts:						$51,573,809.30		7,122.34
Total Fee Offsets:								0.00
Net Fee Due:								$7,122.34

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Serve Robotics Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

Represents 3,289,146 additional shares of Common Stock reserved for issuance under the 2023 Equity Incentive Plan resulting from an automatic annual increase in the number of shares reserved for issuance under such plan on October 1, 2025.

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $15.68 was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on October 10, 2025.